Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS STRONG FINANCIAL RESULTS FOR

SECOND QUARTER 2014

Calabasas, CA, August 7, 2014 – Marcus & Millichap, Inc., (the “Company”, “Marcus and Millichap”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for its second quarter ended June 30, 2014.

Second Quarter 2014 Highlights

•	Revenue increased 27.3% to $134.3 million compared to the second quarter of the prior year, with real estate brokerage commissions up 28.7%.

•	Sales volume increased 21.0% to $7.1 billion compared to the second quarter of the prior year.

•	The number of transactions was 1,907 representing an increase of 232 transactions, or 13.9% as compared to the second quarter of the prior year.

•	Net income increased to $12.8 million, compared to $8.0 million in the second quarter of the prior year. Earnings per common share was $0.33 (Basic and Diluted).

•	Adjusted EBITDA was $24.0 million, compared to $17.1 million in the second quarter of the prior year.

Year-to-Date Highlights

•	Revenue increased 42.3% to $248.9 million compared to the first half of the prior year, with real estate brokerage commissions up 45.3%.

•	Net income was $19.6 million, compared to $9.6 million compared to the first half of the prior year. Earnings per common share was $0.50 (Basic and Diluted).

•	Adjusted EBITDA was $37.5 million, compared to $21.1 million in the first half of the prior year.

Commenting on the Company’s results, John J. Kerin, Marcus & Millichap’s President and Chief Executive Officer, said, “The momentum we generated early in the year continued into the second quarter, producing strong results for the Company throughout the first-half of 2014.

Revenues in the second quarter grew by 27.3% year-over-year for the quarter and 42.3% year to date due to the strength in our core private client market as well as positive results related to our various growth initiatives.”

Kerin continued, “We saw strong increases in our second quarter key operating metrics for our real estate brokerage business, including average number of sales professionals, total number of transactions and total sales volume over the same period in the prior year. While our growth continues to be driven by transactions for retail and multi-family properties, I am pleased with our expansion in the office and hospitality groups. We also remain focused on expanding our geographic footprint with strong growth in the second quarter from regions in the eastern United States. Key market indicators and our business pipeline remain favorable.”

Second Quarter 2014 Results

Total revenues for the second quarter of 2014 were $134.3 million, compared to $105.5 million for the same period in the prior year, an increase of $28.8 million, or 27.3%. The increase in total revenues is primarily a result of increases in revenues from real estate brokerage commissions which increased to $123.3 million for the three months ended June 30, 2014 from $95.8 million for the same period in the prior year, an increase of $27.5 million or 28.7%. This increase was primarily driven by a combination of an increase in the number of investment sales transactions and an increase in the average commission size, offset by a slight decrease in average commission rates during the three months ended June 30, 2014 as compared to the same period in the prior year. Financing fees and other revenues contributed the remaining increase in total revenues.

Total operating expenses for the second quarter of 2014 were $112.5 million, compared to $91.3 million for the same period in the prior year, an increase of $21.2 million, or 23.3%. The increase was primarily driven by an $18.1 million increase in cost of services, which are variable commissions paid to the Company’s investment sales professionals and compensation-related costs in connection with our financing activities. Cost of services as a percent of total revenues increased to 59.3% compared to 58.3% for the same period in the prior year primarily due to an increase in the proportion of transactions closed by our more senior investment sales professionals who are compensated at higher commission rates. In addition, selling, general and administrative expense increased by $3.0 million, or 10.4% during the second quarter of 2014 as compared to the same period in the prior year. The increase was due primarily to (i) an increase in salaries and related benefits driven by an increase in headcount in the areas of recruiting and corporate support in connection with our growth and with being a public company; (ii) an increase in legal costs and accruals; (iii) an increase in management performance related compensation driven by the increase in operating results; and (iv) increases in other expense categories primarily driven by our business growth. The increases were partially offset by a decrease in stock-based compensation expense due to the replacement of the pre-IPO stock-based compensation award program.

Net income for the second quarter of 2014 was $12.8 million or $0.33 per common share (Basic and Diluted) compared to net income of $8.0 million for the same period in the prior year. Adjusted EBITDA for the second quarter of 2014 was $24.0 million compared to adjusted EBITDA of $17.1 million for the same period in the prior year.

Year-to-date Results

The Company reported total revenues of $248.9 million for the six months ended June 30, 2014, an increase of $74.0 million, or 42.3%, compared to revenues of $174.8 million for the same period in the prior year. Operating expenses for the six months ended June 30, 2014, were $215.1 million compared to $158.0 million for the same period in the prior year, representing an increase of $57.1 million, or 36.1%. The Company reported net income for the six months ended June 30, 2014 of $19.6 million compared with net income of $9.6 million for the same period in the prior year. Adjusted EBITDA for the six months ended June 30, 2014 was $37.5 million, which represents an increase of $16.4 million, or 77.5%, as compared to $21.1 million for the same period in the prior year.

Business Outlook

Commenting on the Company’s business outlook, Mr. Kerin said, “We are very pleased with our year-over-year growth in the first half of 2014 and continue to expect positive results for the remainder of the year. The combination of an improving real estate market and our growth initiatives should drive solid results for the Company in the remainder of 2014.”

Conference Call Details

Marcus & Millichap will host a conference call today to discuss its results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-4018 ten minutes prior to the scheduled call time. International callers should dial + 1 (201) 689-8471. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, August 7, 2014 through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Thursday, August 21, 2014 by dialing (877) 870-5176 in the United States and Canada or +1 (858) 384-5517 internationally and entering passcode 13586279.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research, and advisory services. The Company has more than 1,300 investment sales and financial professionals in 77 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 6,608 transactions in 2013, with a sales volume of approximately $24.0 billion. For additional information, please visit www.MarcusMillichap.com.

Forward-Looking Statements

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws, including our business outlook for 2014. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “well-positioned” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to attract and retain transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate new agents and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 21, 2014.

Investor Relations Contact:

Addo Communications

Lasse Glassen

(424) 238-6249

lasseg@addocommunications.com

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Real estate brokerage commissions	$123,278	$95,765	$228,026	$156,963
Financing fees	8,384	6,874	14,484	11,888
Other revenues	2,603	2,832	6,345	5,990

Total revenues	134,265	105,471	248,855	174,841
Operating expenses:
Cost of services	79,601	61,456	147,997	102,677
Selling, general, and administrative expense	32,127	29,092	65,484	53,824
Depreciation and amortization expense	811	754	1,586	1,514

Total operating expenses	112,539	91,302	215,067	158,015

Operating income	21,726	14,169	33,788	16,826
Other income, net	330	7	269	249
Interest expense	(401)	—	(805)	—

Income before provision for income taxes	21,655	14,176	33,252	17,075
Provision for income taxes	8,859	6,167	13,674	7,428

Net income	12,796	8,009	19,578	9,647
Other comprehensive income (loss):
Foreign currency translation (loss) gain, net of tax of $28, $0, $2, and $0 for the three months ended June 30, 2014 and 2013 and the six months ended June 30, 2014 and 2013, respectively	(39)	—	3	—

Total other comprehensive income (loss)	(39)	—	3	—

Comprehensive income	$12,757	$8,009	$19,581	$9,647

Earnings per share (1):
Basic	$0.33		$0.50
Diluted	$0.33		$0.50
Weighted average common shares outstanding (1):
Basic	38,847		38,847
Diluted	38,926		38,917

(1)	Earnings per share information has not been presented for periods prior to the IPO on October 31, 2013 as amounts were not meaningful.

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $7.1 billion for the three months ended June 30, 2014, encompassing 1,907 transactions consisting of $5.6 billion for real estate brokerage (1,392 transactions), $0.9 billion for financing (349 transactions) and $0.6 billion in other transactions, including consulting and advisory services (166 transactions). Total sales volume was $13.3 billion for the six months ended June 30, 2014, encompassing 3,545 transactions consisting of $10.0 billion for real estate brokerage (2,573 transactions), $1.5 billion for financing (637 transactions) and $1.8 billion in other transactions, including consulting and advisory services (335 transactions). As of June 30, 2014, the Company had 1,290 investment sales professionals and 79 financing professionals. Key metrics for Real Estate Brokerage and Financing are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Real Estate Brokerage Commissions	2014	2013	2014	2013
Average Number of Sales Professionals	1,265	1,102	1,251	1,082
Average Number of Transactions per Sales Professional	1.1	1.1	2.1	1.9
Average Commission per Transaction	$88,562	$81,364	$88,622	$77,018
Average Transaction Size	$3,997,137	$3,465,110	$3,882,042	$3,440,436
Total Number of Transactions	1,392	1,177	2,573	2,038
Total Sales Volume (in millions)	$5,564	$4,078	$9,988	$7,012

	Three Months Ended June 30,		Six Months Ended June 30,
Financing Fees	2014	2013	2014	2013
Average Number of Financing Professionals	78	69	77	68
Average Number of Transactions per Financing Professional	4.5	4.6	8.3	8.1
Average Fee per Transaction	$24,024	$21,819	$22,738	$21,691
Average Transaction Size	$2,571,936	$2,280,751	$2,385,968	$2,138,292
Total Number of Transactions	349	315	637	548
Total Dollar Volume (in millions)	$898	$718	$1,520	$1,172

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	June 30, 2014 (Unaudited)	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$104,613	$100,952
Commissions and other receivables, net of allowance for doubtful accounts of $73 and $99 at June 30, 2014 and December 31, 2013, respectively	5,827	4,115
Employee notes receivable	223	229
Prepaid expenses and other current assets	6,273	5,204
Deferred tax assets, net	6,838	8,663

Total current assets	123,774	119,163
Prepaid rent	4,236	4,999
Investments held in rabbi trust	4,280	4,067
Property and equipment, net of accumulated depreciation of $20,438 and $19,412 at June 30, 2014 and December 31, 2013, respectively	8,261	8,560
Employee notes receivable	199	189
Deferred tax assets, net	27,446	27,185
Other assets	3,920	3,146

Total assets	$172,116	$167,309

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$6,330	$6,911
Accounts payable and accrued expenses – related party	74	506
Income tax payable	4,937	6,459
Notes payable to former stockholders	894	851
Commissions payable	15,017	25,086
Accrued bonuses and other employee related expenses	13,656	16,947

Total current liabilities	40,908	56,760
Deferred compensation and commissions	30,468	32,177
Notes payable to former stockholders	10,610	11,504
Other liabilities	5,350	4,371

Total liabilities	87,336	104,812
Stockholders’ equity:
Preferred stock, $0.0001 par value:	—	—
Authorized shares – 25,000,000; issued and outstanding shares – none at June 30, 2014 and December 31, 2013, respectively
Common Stock $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 36,623,781 and 36,600,897at June 30, 2014 and December 31, 2013, respectively	4	4
Additional paid-in capital	73,143	70,445
Stock notes receivable from employees	(9)	(13)
Retained earnings (accumulated deficit)	11,639	(7,939)
Accumulated other comprehensive income	3	—

Total stockholders’ equity	84,780	62,497

Total liabilities and stockholders’ equity	$172,116	$167,309

MARCUS & MILLICHAP, INC

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

Adjusted EBITDA, which the Company defines as net income before interest income/expense, taxes, depreciation and amortization and stock-based compensation is a non-GAAP financial measure. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes and non-cash stock-based compensation charges. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income	$12,796	$8,009	$19,578	$9,647
Adjustments:
Interest income	(1)	(43)	(4)	(84)
Interest expense	401	—	805	—
Provision for income taxes	8,859	6,167	13,674	7,428
Depreciation and amortization	811	754	1,586	1,514
Stock-based compensation	1,141	2,190	1,858	2,626

Adjusted EBITDA	$24,007	$17,077	$37,497	$21,131